Exhibit 99.1

Bank One Issuance Trust

Excess Spread Analysis

	Dec-03	Nov-03	Oct-03
Yield	14.69%	14.15%	14.47%
Less: Coupon	2.00%	1.97%	1.97%
Servicing Fee	1.50%	1.50%	1.50%
Net Credit Losses	6.07%	5.75%	5.57%
Excess Spread	5.12%	4.93%	5.43%

Three Month Average Excess Spread	5.16%	5.58%	6.38%

Delinquency:
30 to 59 days	1.24%	1.30%	1.26%
60 to 89 days	0.87%	0.91%	0.90%
90 + days	1.91%	1.96%	1.90%
Total	4.02%	4.17%	4.06%

Payment Rate	18.71%	17.19%	18.93%